Exhibit 10.6
CODESHARE AGREEMENT
     THIS CODESHARE AGREEMENT (the “Agreement”) is made as of this 11th day of February, 2000, by and between NORTHWEST AIRLINES, INC., a Minnesota corporation with its principal office at 5101 Northwest Drive, St. Paul, Minnesota 55111-3034 (“Northwest”), and GULFSTREAM INTERNATIONAL AIRLINES, INC., a Florida corporation with its principal office at 1815 Griffin Road, Suite 400, Dania, Florida 33004 (“Gulfstream”).
WITNESSETH:
     WHEREAS, Northwest is a DOT certified air carrier operating jet aircraft between major cities in the United States, Canada, the Caribbean, Europe, and Asia; and Gulfstream is a DOT certified air carrier operating aircraft between cities in the United States, the Bahamas and the Caribbean;
     WHEREAS, Gulfstream operates on a code-share basis for Continental Airlines, Inc. (“Continental”), and Northwest and Continental have entered a long-term alliance agreement; and
     WHEREAS, the parties desire to increase the flow of air passenger traffic on aircraft operated by both carriers and increase the quantity and quality of air service available to the traveling public by entering into a cooperative relationship that will include the code-sharing of flights, schedule coordination for connectivity, through check-in, special prorate arrangements for passengers, frequent flyer program participation, joint marketing programs and other mutually agreed to arrangements.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Northwest and Gulfstream hereby agree as follows:
     1. Definitions. As used in this Agreement the following terms shall have the meanings set forth opposite such term below:
     ACH shall have the meaning set forth in Section 5(d) hereof.
     Advertising Material shall have the meaning set forth in Section 16 hereof.
     ALPA Agreement shall have the meaning set forth in Section 13 hereof.
     American Arbitration Association shall have the meaning set forth in Section 34(a) hereof.
     ASM shall mean total available seat miles.
     Cargo Agreement shall have the meaning set forth in Section 11 hereof.
     Codeshare Flights shall mean those scheduled passenger flight segments operated by Gulfstream between a Connect City and those Primary Cities listed on Exhibit A attached hereto,

which Exhibit may be modified from time to time in accordance with the provisions of this Agreement.
     Connect City shall mean [*].
     Controllable Completion Factor shall have the meaning set forth in Section 7(d) hereof.
     CRS shall mean a computer reservations system.
     DOT shall mean the U.S. Department of Transportation or its successor governmental agency.
     Effective Date shall have the meaning set forth in Section 18 hereof.
     FAA shall mean the U.S. Federal Aviation Administration or its successor governmental agency.
     Force Majeure Events shall have the meaning set forth in Section 19 hereof.
     ICCI shall have the meaning set forth in Section 4(a) hereof.
     Information shall have the meaning set forth in Section 25 hereof.
     Local Market Service shall mean service provided to passengers or shippers whose flight itineraries include only flights operated by Gulfstream.
     Marks shall have the meaning set forth in Section 16 hereof.
     Minimum Controllable Completion Factor shall have the meaning set forth in Section 7(d) hereof.
     Minimum On-Time Performance Rating shall have the meaning set forth in Section 7(d) hereof.
     Minimum Performance Standards shall have the meaning set forth in Section 7(d) hereof.
     NW Designator shall mean the two letter airline designator code “NW” used to signify Northwest Airlines flights or Northwest designated code share flights.
     On-Time Performance shall have the meaning set forth in Section 7(d) hereof.
     Primary Cities shall mean those cities to which Gulfstream provides service, but which are not served by Northwest.
     Prorate Agreement shall have the meaning set forth in Section 5(a) hereof.
     Revenue Passenger shall mean a fare paying passenger and expressly excludes non-revenue employee travel, ID/AD 75 or higher, or passengers traveling on WorldPerks coupons.

     Term shall have the meaning set forth in Section 18 hereof.
     WorldPerks Agreement shall have the meaning set forth in Section 10 hereof.
     2. Codeshare Operations.
     (a) Subject to the terms and conditions of this Agreement and in accordance with all applicable laws and regulations, the parties agree that Gulfstream shall operate the Codeshare Flights using the NW Designator, and Northwest shall have the right to publish, market and sell scheduled passenger service on the Codeshare Flights using the NW Designator. Upon Northwest’s prior written consent pursuant to Section 16 hereof, Gulfstream may utilize the trademarks of Northwest in its advertising of Codeshare Flights.
     (b) The parties will evaluate from time to time service in markets not currently served by Gulfstream or which are not covered by this Agreement to determine if economic service may be offered utilizing the NW Designator. The parties will also evaluate from time to time whether any cities designated for service hereunder utilizing the NW Designator should be discontinued. In the event the parties mutually agree to add any service to be operated utilizing the NW Designator or to discontinue any service utilizing the NW Designator, the parties shall revise Exhibit A to reflect such additions or deletions. It is the parties’ intention to expand the number of Codeshare Flights as passenger demand warrants.
     (c) In the event Gulfstream elects to discontinue scheduled service to any Primary City or Connect City listed on Exhibit A, Gulfstream shall notify Northwest in writing of its election to do so not less than ninety (90) days prior to the effective date of such discontinuance and such city shall be deleted from Exhibit A as of the date on which such service is discontinued. In the event Gulfstream elects to add service to any new cities to and from a Connecting City and desires that such service be operated using the NW Designator, Gulfstream shall make such request to Northwest in writing. Northwest may allow use of the NW Designator as requested by Gulfstream (but may reject any such request in its sole discretion); and if such request is approved by Northwest the parties shall revise Exhibit A to reflect such change.
     3. Schedules. During the Term, Gulfstream shall maintain control over the scheduling of its aircraft; provided that Gulfstream shall consult with Northwest on a regular basis during the Term regarding the scheduling of Codeshare Flights operated by Gulfstream in order to increase customer convenience in making connections between the flights of Gulfstream and Northwest. During the Term, representatives of Gulfstream and Northwest shall meet as may be required to review their flight schedules to determine if improvements may be made in the timing of connections between Codeshare Flights and connecting flights of Northwest.
     4. Pricing; Inventory Management.
     (a) Pricing. Northwest shall independently and at its sole discretion establish and maintain tariffs and conditions of carriage setting forth the passenger fares, freight rates and the applicable rules governing air transportation services for interline codeshare connecting itineraries (“ICCI”) (as defined herein) ticketed under the NW Designator. For purposes of this Agreement, ICCI are defined as flight itineraries which include transportation via flights operated by Northwest connecting to or from flights operated by Gulfstream as Codeshare Flights. Northwest shall furnish a copy of such tariffs and conditions of contract to Gulfstream and each party shall at all times make such tariffs and fares available for public inspection at Northwest’s and Gulfstream’s corporate offices, at each airport ticket counter and at each city ticket office maintained and operated by Northwest or Gulfstream in the manner required by DOT regulations. Gulfstream has, to the exclusion of Northwest, the authority to establish and determine the tariffs, fares, freight rates and conditions of carriage for Gulfstream’s Local Market Service.
     (b) Inventory Management. Gulfstream will, subject to the remaining provisions of this Section 4(b), determine, independently and at its sole discretion, the number of seats on a flight operated as a Codeshare Flight that will be made available by it in a particular reservation booking designator. The parties will establish a mutually agreeable method of mapping fare codes. With respect to such Codeshare Flights, Gulfstream desires to manage its inventory in a manner that provides an incentive for Northwest to sell the inventory of Gulfstream and for Gulfstream to accept the inventory requests of Northwest, while preserving for Gulfstream the integrity of its inventory management system.
     5. Revenue Allocation; Fees and Charges.
     (a) Revenue Allocation. On the date of this Agreement, Northwest, Gulfstream and KLM Royal Dutch Airlines (“KLM”) shall enter into a Multilateral Prorate Agreement in the form of Exhibit B attached hereto (the “Prorate Agreement”). Revenue from all ICCI will be allocated between Northwest and Gulfstream in accordance with the provisions of the Prorate Agreement.
     (b) CRS Fees. Gulfstream shall reimburse Northwest for any CRS booking fees or segment charges and interline ticket handling fees and charges assessed to Northwest by CRS vendors or other airlines for Codeshare Flights operated by Gulfstream. Gulfstream shall be responsible for payment of CRS fees and charges that are billed directly to Gulfstream for Codeshare Flights.
     (c) Baggage Claim Settlements. Baggage handling and settlement of baggage handling claims shall be in accordance with existing tariffs and the Trade Practices Manual of the Air Transport Association or the IATA Resolutions and Recommended Practices Manual, whichever applies. Notwithstanding the foregoing, in the event the baggage of any passenger traveling on Codeshare Flights is mishandled by either Gulfstream or Northwest, the party who causes the baggage to be mishandled shall be responsible for all costs and expenses relating to the resolution of any claims relating thereto and delivery of the baggage so long as such costs and expenses exceed US $25.00 for each individual occurrence.
     (d) Financial Settlements. All financial transactions between the parties related to this Agreement, including without limitation the proration of passenger and cargo revenue, shall be settled through the Airline Clearing House (“ACH”) unless otherwise agreed, as long as both parties are members of ACH. Should one or both parties cease to be a member of ACH, settlement shall be determined by the accounting personnel of each party in accordance with procedures to be mutually determined.

     6. Reservations; Publication of Codeshare Flights.
     (a) The Parties shall cooperate to ensure that reservations and sales for ICCI are made in the most efficient manner that reasonably meets the needs of Revenue Passengers using such flights.
     (b) All Codeshare Flights shall be included in the schedule, availability and fare displays of all CRSs in which Gulfstream and Northwest participate, the Official Airline Guide, and Gulfstream’s and Northwest’s internal reservation systems, under the NW Designator. Northwest and Gulfstream shall take the appropriate measures necessary to ensure the display of the schedules of all Codeshare Flights in accordance with the preceding sentence. To facilitate the schedule filing process, Gulfstream shall supply the necessary information in sufficient time for Northwest to meet applicable filing deadlines. Northwest will provide Gulfstream with all applicable filing deadlines as soon as is reasonably possible. A separate set of Northwest flight numbers shall be assigned to Gulfstream for use in carrying out the objectives of this Agreement.
     (c) Northwest and Gulfstream shall disclose and identify the Codeshare Flights to the public as actually being a flight of and operated by Gulfstream in accordance with DOT regulations.
     (d) The publication and sale of Codeshare Flights is subject to receipt of any necessary government approvals and satisfactory completion of an audit of Gulfstream in accordance with Section 31 hereof and to any limitations imposed by labor agreements including without limitation the labor agreement between Northwest and ALPA as provided in Section 13 hereof.
     7. Flight Operations; Service Standards; Family Assistance; Irregular Operations.
     (a) Flight Operations. Gulfstream shall operate the Codeshare Flights in full compliance with FAA regulations applicable to scheduled passenger air service. Gulfstream shall have sole responsibility for and control over, and Northwest shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of Gulfstream’s operations.
     (b) Aircraft; Livery. Gulfstream shall initially utilize only Beechcraft 1900-B/C/D, DeHavilland-6, DeHavilland-7 and Embraer 120 aircraft on Codeshare Flights. Gulfstream agrees to consult with Northwest prior to implementing new aircraft types into its fleet if such new aircraft type will be used on Codeshare Flights; provided, however, that in no event shall Gulfstream operate any type of aircraft that is not in compliance with the provisions of Section 13 hereof. Aircraft livery shall be in the current Gulfstream colors, and may be modified by Gulfstream upon prior written notice to Northwest.
     (c) Quality of Service. Gulfstream shall operate the Codeshare Flights in a timely, expert and quality manner, suitable for and competitive in the market in which it operates. Gulfstream shall maintain its aircraft used on Codeshare Flights in an airworthy, clean, attractive and comfortable condition. Gulfstream shall use its best efforts to achieve substantially the same quality of airline service provided by Northwest, taking into account the difference in equipment, facilities and operations of each carrier and applicable laws, rules and regulations. In this regard, Gulfstream will use its reasonable best efforts to implement Northwest’s “Customers First” Customer Service Plan in connection with Codeshare Flights. Northwest and Gulfstream shall mutually agree on inflight service standards to be utilized on Codeshare Flights. Gulfstream agrees that, with respect to all Codeshare Flights, it will employ prudent safety and loss prevention policies in accordance with applicable laws, rules and regulations. At any time upon sixty (60) days prior notice to Gulfstream, Northwest may require use of a quality control reporting system for all Gulfstream Flights similar to that used by Northwest for its own flights; provided that implementation or use of such system does not significantly increase Gulfstream’s operating costs.
     (d) Minimum Performance Standards. During the Term, Gulfstream shall maintain the following minimum performance standards with respect to all Codeshare Flights operated pursuant to this Agreement (the “Minimum Performance Standards”):
     (i) Completion Factor. During the Term, Gulfstream agrees to use its reasonable best efforts to achieve and maintain on a monthly basis at least a ninety five percent (95%) controllable completion factor. For purposes of this Agreement, “Controllable Completion Factor” shall mean for each calendar month during the Term the quotient (expressed as a percentage) equal to the number of actual departures divided by the number of scheduled departures, excluding in both the numerator and the denominator any flights canceled as a result of weather, Air Traffic Control, or no revenue passengers booked for the round trip flight. At a minimum, however, Gulfstream shall maintain on a monthly basis a Controllable Completion Factor of at least ninety percent (90%) (the “Minimum Controllable Completion Factor”), and Northwest shall be entitled to terminate this Agreement pursuant to Section 18(b)(iii) hereof in the event Gulfstream fails to achieve a Minimum Controllable Completion Factor of at least ninety percent (90%) for any six (6) month period during the Term.
     (ii) On-Time Performance. During the Term, Gulfstream agrees to use its reasonable best efforts to achieve and maintain on a monthly basis at least a seventy five percent (75%) on-time performance level. For purposes of this Agreement, “On-Time Performance” shall mean for each calendar month during the Term the quotient (expressed as a percentage) equal to the number of arrivals no later than 14 minutes, 59 seconds after its scheduled arrival divided by the number of scheduled arrivals, excluding in both the numerator and the denominator any flights that are late as a result of weather or Air Traffic Control. At a minimum, however, Gulfstream shall maintain on a monthly basis a minimum On-Time Performance rating of at least seventy percent (70%) (the “Minimum On-Time Performance Rating”), and Northwest shall be entitled to terminate this Agreement pursuant to Section 18(b)(iii) hereof in the event Gulfstream fails to achieve the Minimum On-Time Performance Rating for any six (6) month period during the Term.
     (e) Family Assistance. The parties agree that in connection with the Codeshare Flights to be provided pursuant to this Agreement, they will coordinate with respect to emergency response and family assistance matters including joint activation procedures. The parties agree that in the event of an aircraft accident involving a Codeshare Flight, each party will use its reasonable best efforts to cooperate with the other party in promptly responding to such accident and providing necessary assistance and services to the family members of passengers.
     (f) Irregular Operations.
     (i) Passenger Services. In the event of schedule delay, schedule irregularity or cancellation of any Codeshare Flight, Gulfstream shall provide, at its expense, all Northwest ticketed passengers with the same interrupted trip amenities, involuntary re-route and denied boarding compensation or any other service that Gulfstream provides to its passengers. Gulfstream shall also provide, at its expense, all Northwest ticketed passengers with transportation to the final destination on the next Gulfstream flight or with transportation on another carrier. Such service by Gulfstream shall be substantially similar to that which Northwest currently provides as required under Section 1 — General Rules — Rule 80B, issued by the Airline Tariff Publishers Co. (ATPCO), now existing or hereafter in effect or applicable to Gulfstream.
     (ii) Reporting of Irregularities: Gulfstream shall promptly notify Northwest of all irregularities involving a Codeshare Flight that result in any material damage to persons or property as soon as such information is available and shall furnish to Northwest as much detail as practicable. For purposes of this Section, notification shall be made as follows:
SOC Directors
Northwest Airlines Building C
7500 Airline Drive
Minneapolis, Minnesota 55450-1101
Telephone No. (612) 727-0307
     (iii) Public Relations. In the event of any irregularity in the operation of a Codeshare Flight including without limitation any event causing damage to persons or property, Gulfstream shall identify itself as being operated independently of Northwest and as being solely responsible for its operations. In the event third parties inquire as to the relationship between Gulfstream and Northwest, Gulfstream may state that it holds a code-sharing license from Northwest. Gulfstream shall designate (and inform Northwest of such designation) a contact for each of the cities to and from which Gulfstream operates Codeshare Flights with whom Northwest may speak and who is authorized to comment (and has the knowledge or immediate access to the knowledge necessary to do so) on behalf of Gulfstream in relation to any such irregular operations.
     8. Ground Operations.
     (a) Gulfstream shall provide passenger check-in services for its flights at each Primary City and Connect City for all passengers traveling on an ICCI. At all such locations, passenger check-in shall be made in Gulfstream’s departure control system. Except as otherwise provided herein or approved by Northwest in writing, passenger check-in and luggage handling procedures shall be provided in accordance with Northwest standard operating procedures. Northwest shall provide the necessary training to Gulfstream personnel with respect to these procedures at Northwest’s sole expense. With respect to all passengers traveling on an ICCI, Gulfstream shall perform all procedures required to successfully provide an inter-host through check-in with Northwest’s departure control system, including the assignment of down-line seats and the issuance of down-line boarding cards and IATA industry standard bar code baggage tags. The parties agree that in the event Gulfstream’s equipment at a particular Primary City does not permit the issuance at such station of such down-line boarding cards and bar code baggage tags to passengers traveling on an ICCI, Gulfstream shall be permitted to issue and deliver such boarding cards and baggage tags to the passenger at the Connect City, provided that the other check-in procedures required hereunder (including without limitation the assignment of down-line seats) shall be performed by Gulfstream at the applicable Primary City. Gulfstream shall institute all necessary procedures to ensure that, promptly upon arrival of a Codeshare Flight at a Connect City, Gulfstream’s personnel hand delivers down-line boarding cards to those passengers traveling on an ICCI and attaches bar code baggage tags to such passengers’ baggage. Gulfstream shall use its best efforts to perform such services in accordance with the procedures set forth in this Section 8(a) without error and shall report to Northwest on a monthly basis during the Term the number of incidents (if any) involving a failure to follow such procedures for any passenger traveling on an ICCI. If at any time during the Term Northwest determines in its sole discretion that Gulfstream’s performance level of the services set forth in this Section 8(a) is not acceptable, Northwest shall notify Gulfstream and Gulfstream shall have thirty (30) days to correct its performance. In the event Gulfstream fails to improve its performance to a level acceptable to Northwest, Northwest shall be entitled to terminate this Agreement in accordance with Section 18(b)(iii).
     (b) At appropriate Northwest and Gulfstream stations, each carrier shall provide terminal directions and connecting information for passengers traveling on Codeshare Flights.
     (c) Gulfstream shall arrange for, and Northwest shall provide, Northwest identifiers to be prominently displayed at check-in counters and gate areas as appropriate at each of the Gulfstream stations where Codeshare Flights are operated. Northwest shall develop and provide in accordance with Section 36 hereof the necessary signage material for display at all Gulfstream stations. The Parties agree to cooperate to accomplish the objectives set forth in this paragraph as soon as is reasonably practicable; provided, however, completion of the obligations set forth in this paragraph are not conditions precedent to the Effective Date of this Agreement and the other obligations of the parties hereunder.
     9. Compliance with Laws and Regulations. Gulfstream represents, warrants and agrees that performance of its obligations under this Agreement shall be conducted and all of its personnel shall at all times meet, be in full compliance with and have all required licenses under any and all applicable laws, statutes, orders, rules and regulations of any country or territory with jurisdiction over the Codeshare Flights, including without limitation those laws, statutes, orders, rules and regulations promulgated by the United States of America or such other jurisdiction that may have authority over operation of the Codeshare Flights. Without limiting the foregoing, Gulfstream will maintain its aircraft in accordance with all applicable airworthiness requirements and maintenance programs approved by the FAA.

     10. Frequent Flyer Program. On the date of this Agreement, Northwest and Gulfstream shall enter into a WorldPerks Program Partner Agreement in the form of Exhibit C attached hereto (the “WorldPerks Agreement”). The parties agree to include the Codeshare Flights in Northwest’s WorldPerks frequent flyer program in accordance with the provisions of the WorldPerks Agreement.
     11. Cargo Operations. Subject to mutual agreement of the parties, Northwest and Gulfstream will enter into a Bilateral Cargo Prorate Agreement (“Cargo Agreement”) governing cargo shipments which utilize Northwest flights connecting to/from Gulfstream flights. Unless and until a Cargo Agreement is completed and implemented, any cargo shipments utilizing Northwest flights connecting to/from Gulfstream flights will be governed by the terms of any applicable standard industry interline agreements.
     12. Duel Service.
     (a) Northwest retains the right in its sole discretion to enter any market with its own equipment and crews. Northwest may exercise this option and elect to cease code-sharing with Gulfstream on any Codeshare Flights operated in such market without liability or penalty; provided that Northwest shall provide Gulfstream with not less than ninety (90) days prior written notice of its election to do so. In such event, Gulfstream may continue service in such markets using the NW Designator provided the flight times are agreeable to Northwest. In addition, Northwest retains the right to select additional airlines to provide service using the NW Designator in any market.
     (b) Gulfstream retains the right to operate in any market of its choosing using its own code and service identifiers. However, Gulfstream shall provide Northwest with thirty (30) days prior written notice before entering into any codeshare or frequent flyer agreement with another U.S. certificated airline which pertains to jet flights operated by that carrier with aircraft of 70 or more seats to or from any Primary City or Connect City.
     13. ALPA Agreement. The Parties expressly agree that this Agreement shall be subject to the provisions of Section 1, Paragraph C.7. of that certain agreement between Northwest and the Air Line Pilots Association, International which became effective on September 13, 1998 (the “ALPA Agreement”), a copy of which section is attached to this Agreement as Exhibit D, as such provision may be amended from time-to-time in accordance with the ALPA Agreement. Pursuant to Section 18(b)(viii) below, in the event Gulfstream begins operating aircraft that (1) are certificated with a maximum passenger capacity of 60 seats or more, or (2) are certificated with a maximum gross takeoff weight of 70,000 pounds, or more, this Agreement shall terminate on the date of commencement of operation of any such aircraft.
     14. Reporting Obligations; Information; Audits.
     (a) Changes in Service. Gulfstream shall give Northwest sixty (60) days prior notice (or as much prior notice as possible if sixty (60) days is impracticable) of any intended (i) changes to its operating specifications, or (ii) material changes to the manner of conducting its business or the nature of its product, but only to the extent that such change affects the operation of the Codeshare Flights.

     (b) Correspondence from Governmental Authorities. Gulfstream shall immediately provide to Northwest copies of any formal notice of proposed civil penalty or other similar document received from any governmental authority which, with respect to Codeshare Flights, references (i) any alleged material noncompliance with rules and regulations affecting air transportation, or (ii) any investigation of Gulfstream performed or proposed by any governmental authority, including without limitation any communication issued by a governmental authority concerning the airworthiness of Gulfstream’s aircraft, the compliance of Gulfstream’s personnel with required operational or training procedures or any other matter relating to the safe operation of Gulfstream’s aircraft.
     (c) Notice of Complaints. Each party shall furnish to the other party any requests to cease activity or similar correspondence which reasonably relate to Codeshare Flights and which are received by such party from passengers, any governmental authority or other parties. Each party shall comply with the reasonable request of the other party for actual copies of any such documents.
     (d) Operations Reports. Upon Northwest’s request, Gulfstream shall provide to Northwest within thirty (30) days after the end of each calendar month the operating statistics for each market segment served pursuant to this Agreement, including, but not limited to departures, ASMs, load factor percentage, and Gulfstream’s actual Controllable Completion Factor and On-Time Performance statistics during such month, together with an itemization of the number of delayed flights and cancellations caused by weather, Air Traffic Control, or no revenue passengers on board for the round trip flight during such month. For purposes of monitoring the success of the parties’ codeshare operations and regulatory requirements, the parties each shall provide to the other additional monthly reports in form and content to be mutually agreed.
     (e) Audit Rights. In addition to the Gulfstream audit described in Section 31 hereof, Northwest shall have the right throughout the Term of this Agreement to conduct operational quality and safety audits of Gulfstream’s operations upon ten (10) days prior written notice. Any such review or audit shall be conducted during normal business hours and in a manner that does not unreasonably disrupt or interfere with the operations of Gulfstream. Gulfstream shall (i) fully cooperate with Northwest in its conduct of the audit and (ii) promptly take any necessary corrective actions, based upon the results of the audit, as mutually agreed between the parties. Northwest shall have no duty, responsibility or liability whatsoever by virtue of having received any information relating to Gulfstream’s operations or having conducted any audits permitted pursuant to this Agreement.
The parties are vitally interested in the safety of their respective passengers and crew and this is reflected in the application of stringent safety standards to their respective flight operations, maintenance, and ground operation areas, consistent with or in excess of what is required by the FAA or other regulatory bodies. Gulfstream acknowledges the value to Northwest of the safety associated with Northwest’s brand name and agrees that its Codeshare Flights will meet all safety standards as defined by Northwest. Provided, however, that any safety requirement of Northwest that is in addition to what Gulfstream applies to its own services will be discussed and agreed upon prior to implementation The parties agree that all such safety standards will be those that are deemed necessary to both operate safely and separately to provide assurances to passengers that flights operated with the NW Designator will be safe operations. Northwest may terminate the use of the NW Designator on Gulfstream’s flights upon one (1) day advance written notice to Gulfstream if Northwest determines, in its sole and absolute discretion, that Gulfstream has failed to comply with Northwest’s safety standards in accordance with the above requirements. If such failure to comply with safety standards continues for fourteen (14) days following termination of use of the NW Designator, Northwest may immediately terminate this Agreement upon written notice to Gulfstream for such material breach by Gulfstream.
     15. Independent Parties and Operations.
     (a) Independent Contractors. It is expressly recognized and agreed that each party, in its performance and otherwise under this Agreement, is and shall be engaged and acting as an independent contractor and in its own independent and separate business; that each party shall retain complete and exclusive control over its staff and operations and the conduct of its business; and that each party shall bear and pay all expenses, costs, risks and responsibilities incurred by it in connection with its obligations under this Agreement. Neither Northwest nor Gulfstream nor any officer, employee, representative, or agent of Northwest or Gulfstream shall in any manner, directly or indirectly, expressly or by implication, be deemed to be in, or make any representation or take any action which may give rise to the existence of, any employment, agent, partnership, franchise or other like relationship as regards the other, but each party’s relationship as respects the other party in connection with this Agreement is and shall remain that of an independent contractor.
     (b) Status of Employees. Each party’s employees, agents and/or independent contractors shall be such party’s employees, agents and independent contractors for all purposes, and under no circumstances shall be deemed to be the employees, agents or independent contractors of the other party. Neither party shall have any supervisory power or control over the employees, agents or independent contractors of the other party.
     (c) Liability for Employee Costs. Each party, with respect to its own employees (hired directly or through a third party), accepts full and exclusive liability for the payment of worker’s compensation and/or employer’s liability (including insurance premiums where required by law) and for the payment of all taxes, contributions or other payments for unemployment compensation, vacations, old-age benefits, pensions and all other benefits now or hereafter imposed upon employers with respect to its employees by any government or agency thereof or any other party (whether measured by the wages, salaries, compensation or other remuneration paid to such employees or otherwise) and each party further agrees to make such payments and to make and file all reports and returns, and to do everything necessary to comply with the laws imposing such taxes, contributions or other payments.
     (d) Independent Operations. Without limiting the generality of the foregoing, Northwest and Gulfstream shall independently contract with (i) the United States Postal Service for the transportation of mail (and the rates contained in the contract between the Postal Service and either party shall not apply and shall not be used by the other party for such services offered on flights operated by such other party); (ii) the DOT with respect to Essential Air Service transportation; and (iii) the FAA, the DOT or other governmental agencies with respect to all landing, departure and en route slots or other operational controls (and this Agreement has no affect on any rights either party has in any current or future slots to which such party is entitled).
     16. Use of Trademarks. Each party shall have a nonexclusive, nontransferable, revocable, royalty-free license to use the Marks (as defined herein) of the other party in its marketing programs for the purpose of promoting ICCI, provided that any such use conforms to the then current corporate standards issued from time to time by the party whose Marks are being used. All use of either party’s Marks shall be subject to the prior approval of the party whose Marks are being used. In general, either party’s use of the other party’s Marks shall do no more than identify the codeshare relationship between the parties, and advertise that schedules are coordinated to provide convenient connections. Any marketing program, advertising brochures, schedules, signs or information disseminated to the public or intended to be disseminated to the public (“Advertising Material”) shall reflect that Northwest and Gulfstream are operated separately and shall comply with any DOT policy on airline designator code-sharing. Gulfstream is specifically prohibited from using any of Northwest’s Marks on its aircraft or other equipment, on its stationery, or elsewhere unless Gulfstream has received prior specific authorization in writing from Northwest. Each party hereby acknowledges the other party’s exclusive ownership of such other party’s Marks and agrees that it will not do anything that would infringe, abridge or adversely affect, impair or reduce the value or validity of such other party’s Marks. In no event shall Gulfstream allow the use of any Northwest Marks in marketing, selling, promoting or otherwise identifying or referencing any flight that is not a Codeshare Flight. As used herein, the term “Marks” shall include without limitation either party’s service marks, service names, trade names, trademarks and logos (including with respect to Northwest the Northwest Designator).
     17. Indemnification; Insurance.
     (a) Northwest agrees to release, indemnify, hold harmless and defend Gulfstream, its officers, directors, employees, agents, successors and assigns, from and against any and all claims, losses, damages, liabilities, causes of action, suits, judgments and expenses of third parties, whether groundless or not, including, but not limited to, reasonable attorneys’ fees, costs and related expenses (including, but not limited to, attorneys’ fees incurred in establishing the right to indemnification hereunder), for bodily or personal injury, including death, to any persons, including, but not limited to, employees of Northwest, except for injury or death of Gulfstream’s employees incurred in the performance of their duty and for which workers’ compensation normally is recoverable, and for any loss of, damage to, or destruction of any property, including loss of use and consequential damages with respect thereto, arising out of or in any manner connected with the carriage of passengers or cargo by Northwest on flights operated by Northwest or any material failure by Northwest to perform its obligations pursuant to this Agreement, whether or not occurring or arising out of the negligence (except for gross negligence), whether active, passive, sole, joint, comparative, concurrent or any other type, of Gulfstream, its officers, directors, employees or agents; however, the foregoing indemnification shall not apply to any such claims or liability resulting from the willful misconduct or gross negligence of Gulfstream, its officers, directors, employees or agents.

     (b) Gulfstream agrees to release, indemnify, hold harmless and defend Northwest, its officers, directors, employees, agents, successors and assigns, from and against any and all claims, losses, damages, liabilities, causes of action, suits, judgments and expenses of third parties, whether groundless or not, including, but not limited to, reasonable attorneys’ fees, costs and related expenses (including, but not limited to, attorneys’ fees incurred in establishing the right to indemnification hereunder), for bodily or personal injury, including death, to any persons, including, but not limited to, employees of Gulfstream, except for injury or death of Northwest employees incurred in the performance of their duty and for which workers’ compensation normally is recoverable, and for any loss of, damage to, or destruction of any property, including loss of use and consequential damages with respect thereto, arising out of or in any manner connected with the carriage of passengers or cargo by Gulfstream pursuant to this Agreement or any material failure by Gulfstream to perform its obligations pursuant to this Agreement, whether or not occurring or arising out of the negligence (except for gross negligence), whether active, passive, sole, joint, comparative, concurrent or any other type, of Northwest, its officers, directors, employees or agents; however, the foregoing indemnification shall not apply to any such claims or liability resulting from the willful misconduct or gross negligence of Northwest, its officers, directors, employees or agents.
     (c) Gulfstream agrees to maintain in full force and effect the following insurance coverages (on an occurrence basis and not claims made basis) during the Term of this Agreement.
     (i) workers’ compensation and occupational disease insurance subject to the laws of the state, province, or country wherein this Agreement is being performed. Such coverage shall include employers’ liability up to a limit of at least $1,000,000;
     (ii) all-risk aircraft hull insurance covering Gulfstream’s aircraft; and
     (iii) comprehensive airline liability insurance for combined single limit per occurrence with limits no less than $200,000,000, including but not limited to aircraft liability, passenger legal liability, and premises liability. Such insurance shall include personal injury coverage (combined single limit per occurrence with limits no less than $25,000,000, except as to passengers) and contractual liability. Comprehensive airline liability insurance shall provide that:
     (A) the underwriters acknowledge that the indemnification and hold harmless provisions of this Agreement are insured under Gulfstream’s blanket contractual liability coverage;
     (B) Northwest and its directors, officers, employees and agents are named as additional insureds on such insurance with respect to claims of third parties for which Gulfstream is obligated to indemnify Northwest pursuant to Section 17(b) hereof;
     (C) said insurance is primary with respect to the matters within such coverage, irrespective of any insurance carried by Northwest;

     (D) as respects the interest of Northwest, this insurance shall not be invalidated by any breach of warranty by Gulfstream; and
     (E) a severability of interest/cross liability endorsement shall be included.
Prior to the commencement of this Agreement, certificates of insurance shall be delivered to Northwest evidencing compliance with the insurance terms of this Agreement. All of the above insurance shall be written through a company or companies reasonably satisfactory to Northwest and the certificates of insurance shall be of a type that unconditionally obligates the insurer to notify Northwest in writing at least thirty (30) days in advance of the effective date of any material change in, or non-renewal or cancellation of, such insurance.
     (d) The obligations of Gulfstream under the indemnity and insurance provisions contained in this Agreement shall remain in effect and shall survive without limitation the termination of this Agreement with respect to any occurrences or claims arising during the Term of or in connection with this Agreement.
     18. Term and Termination.
     (a) Term. This Agreement shall become effective on the date first set forth above (the “Effective Date”) and shall continue for a period of five (5) years from the date of operation of the first Codeshare Flight utilizing the NW Designator, subject to earlier termination as provided in subsection (b) of this Section 18 (the “Initial Term”). In the event this Agreement is not terminated prior to the expiration of the Initial Term, it shall automatically continue thereafter until terminated at any time by either party in accordance with Section 18(b) hereof or for any reason by either party providing at least 365 days’ prior written notice of termination to the other party. The parties agree that utilization of the NW Designator in connection with Codeshare Flights shall be implemented in connection with flights operating on April 2, 2000, provided that all conditions set forth in Section 31 hereof have been satisfied.
     (b) Termination. This Agreement may be terminated, without liability to the terminating party, as follows:
     (i) by mutual written consent of the parties at any time during the Term;
     (ii) by either Northwest or Gulfstream upon thirty (30) days’ prior written notice to the other party, if the other party defaults in the performance of any of the terms of this Agreement, provided written notification has been given and the default remains uncured for thirty (30) days following receipt of such notice;
     (iii) by Northwest immediately upon written notice to Gulfstream if Gulfstream fails to achieve the Minimum Controllable Completion Factor or the Minimum On-Time Performance Rating for any six (6) month period during the Term or fails to correctly issue and deliver down-line boarding cards to passengers traveling on an ICCI or attach the required baggage tags to such passengers’ baggage in accordance with Section 8(a) hereof;

     (iv) by either Northwest or Gulfstream immediately upon written notice to the other party, if the other party shall be dissolved or shall fail to maintain its corporate existence, or shall have its authority to operate as a scheduled airline suspended or revoked, either in whole or with respect to the Codeshare Flights, or shall cease operations as a scheduled airline;
     (v) by either Northwest or Gulfstream immediately upon written notice to the other party, in the event that the other party (A) makes a general assignment for the benefit of creditors or becomes insolvent; (B) files a voluntary petition in bankruptcy; (C) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (D) commences under the laws of any competent jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, readjustment of debt, dissolution, liquidation or any other similar proceeding for the relief of financially distressed debtors; (E) becomes the object of any proceeding or action of the type described in (C) or (D) above and such proceeding or action remains undismissed or unstayed for a period of at least sixty (60) days, or (F) is divested of all, or substantially all, of its assets so as to affect the ability to operate its business generally for a period of at least thirty (30) days;
     (vi) by Northwest immediately upon written notice if Gulfstream fails to maintain the insurance coverage required to be maintained by it pursuant to Section 17 hereof;
     (vii) by Northwest immediately upon written notice to Gulfstream (i) in accordance with Section 14(e) hereof, or (ii) if any reasonable recommendation contained in an audit performed by Northwest pursuant to Section 14(e) hereof is not implemented by Gulfstream (or material steps toward implementation of such recommendation are not taken) within ten (10) days following such recommendation;
     (viii) by Northwest immediately upon written notice to Gulfstream in the event Gulfstream or any parent or subsidiary of Gulfstream begins operating any DC-9 aircraft or other aircraft with sixty (60) seats or more or any aircraft with a maximum gross takeoff weight of 70,000 pounds or more; and
     (ix) by either party immediately upon written notice to the other party if the other party is prevented from performing a material obligation pursuant to this Agreement for a period of at least one hundred eighty (180) days as a result of an event described in Section 19 hereof.
The termination rights set forth in this Section 18(b) are in addition to such rights that are available to party at law or in equity.

     19. Force Majeure. Except as provided in Section 7(e) and Section 17 of this Agreement, neither party shall be liable for any loss, injury, damage or delay whatsoever resulting, directly or indirectly, from one or more of the following: Acts of God; seizure under legal process, governmental sanctions, quarantine restrictions; fire, fog, flood, or other weather-related reason; failure or refusal on the part of any government or governmental agency to grant or issue approvals, clearances, exemptions, permits or operating authority, or recession or revocation thereof by any government or governmental agency; damage to or destruction of aircraft or other flight equipment; mechanical difficulties or breakdowns; unavailability of fuel; riots or civil commotion; strikes, lockouts or labor disputes (whether resulting from disputes between either party and its employees or between other third parties); U.S. military or airlift emergency or substantially expanded U.S. military airlift requirements as determined by the U.S. government; activation of the U.S. Civil Reserve Air Fleet; war or hazards or dangers incident to a state of war; or any other acts, matters or things, whether or not of a similar nature, which are beyond the control of either party and which shall directly or indirectly, prevent, delay, interrupt, or otherwise adversely affect the furnishing, operation or performance of such transportation (“Force Majeure Events”). In the event of a strike by Gulfstream or Northwest employees, Gulfstream or Northwest, respectively, will use its best efforts to provide the services specified in this Agreement to the other party. Northwest shall have the right to suspend this Agreement forthwith in the event of an airlift emergency as determined by the United States Secretary of Defense or his designee or by the Commander of the United States Military Airlift Command, or if the United States Civil Reserve Air Fleet is activated by order of the Secretary of Defense.
     20. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.
     21. Notices. All notices, requests, demands and other communications hereunder shall be in writing, transmitted by message or mail, and shall be deemed to have been duly given when the party receiving the notice acknowledges it by mail or message. Each party shall acknowledge receipt as soon as practicable but in any event within thirty-six (36) hours of receiving any notice or demand. Notices shall be transmitted:
     If to Northwest, to the attention of:
Senior Vice President — Alliances
Northwest Airlines, Inc.
Mailstop A1185
5101 Northwest Drive
St, Paul, MN 55111-3034
By fax (612) 727-6759
     with a copy to:
Executive Vice President — Chief Corporate Officer
Northwest Airlines, Inc.
Mailstop A1180
5101 Northwest Drive
St. Paul, MN 55111-3034
By fax: (612) 726-7123

     If to Gulfstream, to the attention of:
President
Gulfstream International Airlines, Inc.
1815 Griffin Road, Suite 400
Dania, Florida 33004
By fax: 954-266-3030
Or, in each case, to such other person and place as Gulfstream or Northwest furnish to the other party in writing.
     22. Governing Law. This Agreement shall be interpreted in accordance with, and performance shall be governed by, the laws of the State of Minnesota, regardless of the laws that might be applicable under principles of conflict or choice of law.
     23. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     24. Titles. The section titles in this Agreement are for ease of reference only and shall not affect the meaning of any provision of this Agreement.
     25. Confidentiality. Notwithstanding any provision contained herein to the contrary, neither Gulfstream nor Northwest shall disclose to the other party or be required to disclose by the other party any information relating to its scheduling, pricing, inventory control or flight profitability. The parties acknowledge the confidential and proprietary nature of this Agreement and the documents, manuals and other information and data to be supplied by one to the other hereunder (“Information”) and each party hereby agrees to hold and keep such Information confidential and to take or abstain from taking certain other actions as provided herein. The Information shall be used solely for the purpose of performing the obligations contained in this Agreement. The Information and all information derived from it shall be kept confidential by the party to whom such Information is disclosed and all persons employed by or associated with such party, and, without limiting the foregoing, shall not be used in any way detrimental to the disclosing party. This Section 25 will not be deemed violated by disclosure of Information which: (i) is disclosed as required by court order or as otherwise required by law or regulation (provided that notice of the requirement for such disclosure must be given to the other party hereto prior to making such disclosure and the party required to disclose Information must cooperate, prior to making a disclosure, with the other party in resisting the requirement for such disclosure and modifying the content and manner of such disclosure in such ways as the other party may reasonably request), (ii) is disclosed as required in connection with a proceeding to enforce the rights or remedies under this Agreement of a party hereto, (iii) is disclosed as required to obtain FAA, DOT or other regulatory authority confirmation; (iv) at the time of disclosure was in the public domain or was in the disclosing party’s rightful possession free of any obligation of confidence; (v) entered the public domain after disclosure without breach of any party’s confidentiality obligations; or (vi) has been approved for release by written authorization of the other party. The rights and obligations of the parties hereto under this Section 25 will survive any termination or expiration of this Agreement.
     26. Publicity. Media releases, public announcements or disclosures, and promotional or marketing materials relating to this Agreement or the subject matter of this Agreement shall be coordinated with and approved by both Northwest and Gulfstream prior to their release. Neither party shall unreasonably withhold approval of such releases.
     27. Director, Officer, Shareholder, Agents, Employees. No director, officer, shareholder, agent or employee of either party shall be charged personally or held contractually liable by or to the other party under any term or provision of this Agreement or any supplement, modification or amendment to this Agreement or because of any breach hereof or thereof.
     28. Waiver, Construction, Severability, No Third Party Beneficiary. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. This Agreement shall not be construed against the party preparing it, but shall be construed as if both parties jointly prepared it and any uncertainty or ambiguity shall not be interpreted against either party. In the event that any one or more of the provisions of this Agreement shall be determined to be invalid, unenforceable, or illegal, such invalidity, unenforceability or illegality shall not affect any other provision of this Agreement and the Agreement shall be construed as if such invalid, unenforceable or illegal provision had never been contained herein. NO PERSON OR ENTITY, OTHER THAN NORTHWEST AND GULFSTREAM (AND KLM WITH RESPECT TO THE MULTI-LATERAL PRORATE AGREEMENT) SHALL HAVE ANY RIGHTS, CLAIMS, BENEFITS OR POWERS UNDER THIS AGREEMENT, AND THIS AGREEMENT SHALL NOT BE CONSTRUED OR INTERPRETED TO CONFER ANY RIGHTS, CLAIMS, BENEFITS OR POWERS UPON ANY THIRD PARTY. THERE ARE NO THIRD-PARTY BENEFICIARIES OF THIS AGREEMENT.
     29. Inconsistency. In the event of any inconsistency between an exhibit or attachment to this Agreement, the terms, conditions and provisions of this Agreement shall prevail.
     30. Regulatory Approvals. As soon as is reasonably practical after the execution of this Agreement by both parties, Northwest and Gulfstream shall each apply for any regulatory approvals required by it to implement this Agreement. The parties will each be responsible for its own costs in seeking such approvals. Each party will cooperate with the other and provide the other with such reasonable assistance as is requested in applying for such regulatory approvals.
     31. Conditions Precedent; Gulfstream Audit.
     (a) All of the obligations contained herein and the other matters contemplated hereby are subject to the following conditions precedent: (i) receipt of all required approvals or consents by any governmental entity having jurisdiction over either party or the matters set forth herein; and (ii) Northwest’s reasonable satisfaction regarding the safety, product consistency and operational reliability and integrity of Gulfstream’s operations.
     (b) In order to make the determination required pursuant to subsection (a)(ii) above, Northwest shall conduct an audit of Gulfstream’s operations as soon as is reasonably practical after the execution of this Agreement. Northwest will coordinate its audit with Gulfstream so as to avoid unreasonable disruptions of Gulfstream’s operations and the audit will be limited to those areas that reasonably relate to Gulfstream’s safety, product consistency and operational reliability. Nothing in this Agreement shall entitle Northwest to access Gulfstream’s records, documents or systems relating to its pricing, inventory control, flight profitability or other competitively sensitive information. In the exercise of such right, Northwest does not undertake any responsibility for the performance of Gulfstream’s operations. Upon completion of said audit, Northwest shall notify Gulfstream in writing as to whether Northwest is satisfied with the results of such audit, and if such notice shall reflect that Northwest is satisfied with the results of the audit, the condition set forth in subsection (a)(ii) above shall be deemed satisfied.
     32. Entire Agreement. This Agreement, including the Exhibits which are attached hereto and made part hereof, sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings concerning the subjects covered by this Agreement. No party shall be bound by any term, condition or definition other than expressly set forth or provided for in this Agreement or amendments to this Agreement. Unless expressly provided herein, this Agreement may not be changed or modified, except by agreement in writing, signed by the party to be bound thereby.
     33. Taxes.
     (a) For transportation utilizing Northwest travel documents, Northwest shall be responsible for collecting and paying any taxes, duties, assessments, imposts, tariffs, fees, and any other charges (and any interest and penalties thereon) for which applicable law requires a ticketing carrier to be responsible (“Ticketing Carrier Taxes”). Ticketing Carrier Taxes include, but are not limited to, passenger facility charges, sales and use taxes, stamp taxes, excise taxes, APHIS user fees, value added taxes (in the nature of a sales or use tax), gross receipts taxes (in the nature of a sales or use tax), and U.S. Customs and Immigration user fees. For transportation utilizing Northwest aircraft, Northwest shall be responsible for collecting and paying all taxes, fees, and any other charges (and any interest and penalties thereon) imposed as a result of its activities at a particular location, including, but not limited to, landing fees, security charges, and APHIS aircraft fees (“Operating Carrier Taxes”). Northwest is solely responsible for any taxes on, based upon, or measured by its gross income, net income, or gross or net receipts (other than such taxes in the nature of a sales or use tax), and any interest and penalties thereon.
     (b) For transportation utilizing Gulfstream travel documents, Gulfstream shall be responsible for collecting and paying any Ticketing Carrier Taxes. For transportation utilizing Gulfstream aircraft, Gulfstream shall be responsible for collecting and paying any Operating Carrier Taxes. Gulfstream is solely responsible for any taxes on, based upon, or measured by its gross income, net income, or gross or net receipts (other than such taxes in the nature of a sales or use tax), and any interest and penalties thereon.
     (c) Each party further agrees to indemnify, defend and hold the other party harmless from and against taxes, duties, assessments, imposts, tariffs, fees, and any other charges (as set forth in sections 33(a) and 33(b) (“Charges”) levied upon or advanced by the indemnified party that ultimately the indemnifying party would be responsible for paying. If either party receives notice from any taxing authority with respect to any assessment, potential assessment or imposition of any Charges that the other party would be responsible for paying, directly or through an indemnification claim pursuant to this section 33(c), the party so notified shall inform the other party in writing within (10) business days of receipt of such notice. If, under the applicable law of the taxing jurisdiction, the indemnifying party is allowed directly to contest such tax in its own name, then the indemnifying party shall be entitled, at its own expense and in its own name, to contest the assessment, imposition, validity, applicability, or amount of such tax, and to the extent permitted bylaw, withhold payment during pendency of such contest. If the indemnifying party is not permitted by law to contest such tax in its own name, upon the indemnifying party’s request, the other party shall in good faith and at the indemnifying party’s expense, contest the assessment, imposition, validity, applicability, or amount of such tax. The other party shall (i) supply the indemnifying party with such information and documents requested by the indemnifying party in a timely manner as is necessary or advisable for the indemnifying party to control or participate in any preceding to the extent permitted herein, and (ii) make all reasonable efforts to assist the indemnifying party with evidentiary and procedural development of such contest or protest. The foregoing indemnity shall survive termination of this Agreement.
     34. Dispute Resolution.
     (a) In the event of a dispute between the parties hereto relating to the terms of this Agreement or their obligations hereunder which the parties are not able to resolve through good faith negotiations, the parties shall submit such matter to binding interest arbitration. Except as provided herein, the arbitration shall be conducted and concluded in accordance with the rules for Commercial Arbitration of the American Arbitration Association (hereinafter referred to as “AAA”) then in force, subject to the following terms and conditions.
     (b) Unless the parties agree within fifteen (15) days after receipt of the notice described below to use a single arbitrator, the arbitral tribunal shall consist of three arbitrators, one appointed by each party and the Chairman selected by mutual agreement or by striking names from a list of arbitrators submitted by the AAA from the National Academy of Arbitrators. The Arbitration shall take place in St. Paul, Minnesota.
     (c) The party initiating recourse to arbitration shall give to the other notice of arbitration; the notice shall state the general nature of the dispute, controversy or claim to be arbitrated, the initiating party’s appointment of an arbitrator, and any other information required in such notice by the AAA Rules then in force. Within thirty (30) days after receipt of that notice, the receiving party shall notify the initiating party of its appointment of an arbitrator. Promptly thereafter, the two appointed arbitrators shall choose the third arbitrator.
     (d) The award of the arbitral tribunal shall be final and binding on the parties and with respect to all disputes, controversies or claims encompassed therein, and the parties undertake to comply with it without delay. The arbitral tribunal shall, in its award, fix and apportion the costs of arbitration as contemplated by the AAA Rules then in force. The award may be enforced by any court having jurisdiction over the party against which the award has been rendered or where assets of the party against which the award has been rendered can be located.

     35. Equal Opportunity. The equal employment opportunity provisions contained at 41 C.F.R 60-1.4, 60-250.4 and 60-741.4 are hereby incorporated by reference. Each party shall comply with all equal opportunity laws and regulations that apply to or must be satisfied by that party as a result of this Agreement.
     36. Implementation Costs. Gulfstream and Northwest understand that both parties will incur costs in connection with the implementation of this Agreement and the arrangements contemplated hereby. Northwest agrees that it shall arrange for and shall bear all out of pocket costs incurred by it in connection with: (i) the design, printing and distribution of promotional materials relating to the implementation of this Agreement; and (ii) the development and installation of the necessary signage to be displayed at Gulfstream stations as provided in Section 8(c) hereof. Except as otherwise provided in this Agreement, all other costs and expenses incurred by either party in connection with the implementation of this Agreement shall be borne by the party incurring such cost or expense.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by their respective officers duly authorized, on the day and year first above written.

NORTHWEST AIRLINES, INC.		GULFSTREAM INTERNATIONAL AIRLINES, INC.

By:	/s/ Douglas C. Birdsall	By:	/s/ Pierre Galoppi
	Douglas C. Birdsall		Pierre Galoppi
	Senior Vice President – Alliances		Chief Operating Officer

EXHIBIT A
List of Primary Cities and Connect Cities
I.	Primary Cities: [*]

II.	Connect Cities: [*]
And any others as may be mutually agreed.

NW/3M BILATERAL PRORATE AGREEMENT

Exhibit B
GULFSTREAM / NORTHWEST / KLM
MULTILATERAL PRORATE AGREEMENT
This Multilateral Prorate Agreement (the “Agreement”), dated February 11, 2000, is made by and between Gulfstream International Airlines. (“Gulfstream” or “3M”), KLM Royal Dutch Airlines (“KLM” or “KL”), and Northwest Airlines, Inc. (“Northwest” or “NW”). Gulfstream, KLM and Northwest are each referred to herein as a “Carrier” and collectively as the “Carriers”.
     WHEREAS, KLM and Northwest have created a transatlantic joint venture airline alliance (the “JV”) pursuant to which numerous flights between the United States and Europe are operated; and
     WHEREAS, KLM, Northwest and Gulfstream desire to facilitate interline travel between Gulfstream flights and flights operated by the JV and solely by NW; and
     WHEREAS, KLM, Northwest and Gulfstream desire to divide revenues and otherwise prorate fares for such interline travel;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, KLM, Northwest and Gulfstream agree to enter into the Agreement under the terms and conditions set forth herein.
Section 1. Interline Settlement
KLM, Northwest and Gulfstream hereby agree to divide revenues and otherwise prorate fares as set forth in the Appendix and the Attachments.
Section 2. Term
     2.1 Carriers agree that this Agreement will apply to travel on/after May 1, 2000, and shall not be terminated sooner than the effective termination date of the NW/3M Code Share Agreement dated February 1, 2000, as it may be hereafter amended, or except that, upon termination of the 3M/NW Code Share Agreement, the Agreement shall remain in effect until: i) it is terminated by written agreement of 3M and NW, or (ii) one of the three Carriers delivers to the others a written notice of termination at least 60 days in advance of the proposed termination date.
     2.2 Agreement supersedes all prior prorate agreements between Gulfstream on the one hand and Northwest/KLM on the other.
Section 3. Notices
     All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally (including by courier) or mailed by registered mail, return

NW/3M BILATERAL PRORATE AGREEMENT

receipt requested, or given by facsimile transmission to the parties at the following addresses (or to such other address as a party may specify by notice given to the others pursuant to this provision), or by SITA message, or by electronic mail (e-mail) and shall be deemed given when so received. Notices shall be transmitted as follows:

(a)		if to Gulfstream, to:	(b)	If to Northwest, to:
		Gulfstream International Airlines.		Northwest Airlines, Inc.
		1815 Griffin Road, Suite 400		Department A2096
		Dania, FL 33004		5101 Northwest Drive
	Attn.:	Richard Prentiss		St. Paul, MN 55111 USA
		Director of Pricing		Attn:	John B. Jones
Sr. Analyst — Industry Affairs
		Telefax No.: 954-266-3028			Telefax No.: 612-727-7110
	SITA:			SITA:	MSPQTNW
		e-mail: r_ h_prentiss@bellsouth.net		e-mail: john.jones@nwa.com

(c)		if to KLM, to:
KLM Royal Dutch Airlines
Department AMS/QT
Amsterdamseweg 55
1182 GP Amstelveen
The Netherlands
	Attn.:	F.J. van der Hoorn
Senior Manager — Network Interlining
Telefax No.: 31-20-6488094
SITA: AMSQTKL
e-mail: frans-van-der.hoorn@klm.n1
Section 4. Amendment
     This agreement shall not be modified or amended except by a written agreement dated subsequent hereto and signed on behalf of the Carriers by their duly authorized representatives.
     The parties hereto have caused this Agreement to be executed in their names and on their behalf by their respective officers duly authorized, on the day and year first above written.

GULFSTREAM INTERNATIONAL		NORTHWEST AIRLINES, INC.

By:	/s/ Pierre Galoppi	By:	/s/ John B. Jones
Name:	Pierre Galoppi	Name:	John B. Jones
Its:	Chief Operating Officer	Its:	Sr. Analyst — Industry Affairs
Date:	2-18-00	Date:	2-11-2000

NW/3M BILATERAL PRORATE AGREEMENT

KLM ROYAL DUTCH AIRLINES

By:
Name:	F. J. van der Hoorn
Its:	Senior Manager – Network
Interlining
Date:

NW/3M BILATERAL PRORATE AGREEMENT

GULFSTREAM / KLM / NORTHWEST
MULTILATERAL PRORATE AGREEMENT
APPENDIX
Interline Settlement General Conditions
1.1	Settlement: Gulfstream, KLM, and Northwest agree to divide revenues and otherwise prorate fares as set forth below for tickets issued on/after April 1, 2000.
(a)	Prorates
(1)	For NW fares within the U.S. and between Canada and the U.S., see Attachment A.

(2)	For NW fares between the U.S., Canada and other points in TC1, see Attachment B.

(3)	For NW/KL transoceanic fares, see Attachment C.

(4)	For involuntary reroutes and endorsements, see Attachment D.

(5)	For class mapping and booking class requirements, see Attachment E.
(b)	Applicable Published Fares: For fare verification purposes, the applicable published fare is that filed with ATPCo in effect on the date the passenger’s ticket is issued.

(c)	Children’s Discount: The children’s discount from the adult prorate shall be the same as is applicable to the through fare, unless otherwise noted on the attachment.

(d)	Interline Service Charge: All flight coupons billed under this agreement will be subject to the interline service charge of the applicable clearing house.

(e)	Applicable Flights: Travel on Gulfsteam as outlined in the Attachments is permitted only via CO flights 9100-9662 / NW flights ___-___operated by Gulfstream.

(f)	Rule Waivers: The billing carrier shall recognize rule waivers granted by the other carrier and its agents with respect to any provisions that may apply to any fare covered under this Agreement.

(g)	Tour Conductors: Gulfstream will accept free tour conductor tickets as arranged by NW/KL.

(h)	Online Transfer Slips: Gulfstream will accept NW online transfer slips for carriage as indicated thereon. Settlement will be as per the ACH FIM rate for domestic segments and 17% of the full Y fare for international segments.

(i)	Minimum Prorate Rule: The IATA Minimum Prorate Rule as specified in chapter E.1.g) of the Prorate Manual Passenger (PMP) does not apply.
1.2	Settlement of Accounts: Transportation furnished hereunder shall be included in the monthly settlement of accounts in the same manner as other transportation sales between the parties, which shall be as per the applicable clearing house rules.
1.3	Collection of Applicable Fares: Except for the fare reductions specifically noted herein, all other charges with respect to transportation furnished hereunder, including charges for

NW/3M BILATERAL PRORATE AGREEMENT

excess baggage, shall be governed by each party’s applicable tariffs, rules and regulations.

1.4	Responsibility for Compliance with Conditions: Each Carrier agrees to see that its agents comply with the terms and conditions of this Agreement. Should the terms and conditions of this Agreement be violated by a Carrier or its agents, the Carrier in violation agrees to reimburse the other Carrier(s) for any and all losses or damages incurred by the other Carrier(s) due to violation of the terms and conditions herein by the Carrier in violation or its agents.

NW/3M BILATERAL PRORATE AGREEMENT

ATTACHMENT A
Fares Within the U.S. and Between the U.S. and Canada
[*]

NW/3M BILATERAL PRORATE AGREEMENT

ATTACHMENT B
Fares Between the U.S./Canada and Other Points in TC1
[*]

NW/3M BILATERAL PRORATE AGREEMENT

ATTACHMENT C
All NW/KL Transpacific, Transatlantic and Atlantic-Pacific Fares
[*]

NW/3M BILATERAL PRORATE AGREEMENT

ATTACHMENT D
Involuntary Rerouting for NW and KL Fares and Endorsements
(A)	FARE TYPES — All NW and KL fares and mileage redemption tickets.

(B)	APPLICABLE TICKET STOCK — KL / NW (including standard industry ticket stock validated KL 074 / NW 012).

(C)	PLACE OF ISSUE — Worldwide.

(D)	PRORATION — For all KL / NW validated tickets indicating “Involuntary Reroute”, “Rule 80B”, “Rule 240”, or any other involuntary reroute indicator, for KL / NW validated Flight Interruption Manifests, and for tickets accepted as per ATA Rule 120.20, Gulfstream revenue will be calculated as in Attachments A, B and C. For mileage redemption tickets, proration will be [*] as per the Attachments, with settlement of mileage usage as per the Worldperks Agreement of the NW / Gulfstream Air Services agreement.

(E)	INTERLINE SERVICE CHARGE — The Interline Service Charge of the applicable clearing house applies.

(F)	ENDORSEMENT WAIVER — No endorsement is required by any of the Carriers whenever passengers are subject to involuntary rerouting.

NW/3M BILATERAL PRORATE AGREEMENT

ATTACHMENT E
Codeshare Class Mapping and Interline Booking Class Requirements
Class mapping for NW and for KL (if effected) on Gulfstream-operated flights is as follows. The same scheme will be filed in IPGT-1 CAB581 Rule 7 by KL and NW to apply when the Gulfstream flights covered by this Agreement are sold using the CO code.
[*]

Exhibit C
NORTHWEST AIRLINES / GULFSTREAM INTERNATIONAL AIRLINES
FREQUENT FLYER AGREEMENT
This Frequent Flyer Agreement (“Agreement”) is made and entered into as of February 15, 2000, (the “Effective Date”) by and between Northwest Airlines, Inc., with a principal place of business at 5101 Northwest Drive, St. Paul MN, 55111-3034, USA (hereinafter referred to as “NW” or “Northwest”) and Gulfstream International Airlines, Inc., with a principal place of business at 1815 Griffin Road, Suite 400, Dania, Florida 33004, USA (hereinafter referred to as “Gulfstream” or “3M”).
WITNESSETH
WHEREAS, Gulfstream desires to participate in NW’s WorldPerks Program (hereinafter referred to as the “WorldPerks Program” or the “Program”);
WHEREAS, NW desires that Gulfstream participate in the WorldPerks Program on the terms and conditions of this Agreement,
NOW, THEREFORE, in consideration of the premises, mutual covenants and conditions hereinafter contained, the parties hereto agree as follows:
Section 1. Parties’ Intent
A.	Northwest and Gulfstream intend to cooperate with respect to NW’s frequent flyer program for the mutual benefit of both airlines and the members of NW’s frequent flyer program. Operating the program in a cooperative manner will permit each airline to better offer seamless service between Northwest and Gulfstream and to better enable both airlines to effectively compete with larger air carriers.

B.	In the event that either Northwest or Gulfstream makes a payment to the other airline pursuant to this Agreement, the parties intend that such a payment will represent a balancing of the parties’ respective costs and benefits associated with their programs.
Section 2. Program Mileage Credits and Services
Beginning with the Effective Date, NW shall, subject to the terms and conditions of this Agreement and subject to the rules and conditions applicable to the WorldPerks Program, grant miles to any revenue passenger who is a member of the WorldPerks Program (hereinafter referred to as “Member”) and who flies on any Gulfstream scheduled flight (under the NW or CO code), based on the segments flown on Gulfstream in accordance with the rules of the WorldPerks Program. The mileage accrual structure is subject to changes in the overall mileage accrual structure of the WorldPerks Program. NW is at liberty to make these changes and will inform Gulfstream thereof when Gulfstream routes are involved. All mileage accumulated on NW or CO coded Gulfstream flights will count toward elite level status.

New city pairs operated by Gulfstream (scheduled service under the NW or CO code), will automatically be included in the WorldPerks Program.
Section 3. Procedure
A.	Beginning with the Effective Date, Gulfstream will provide NW with relevant flight and membership information of WorldPerks Members who have flown on Gulfstream flights. Gulfstream will provide Member data to CO, and CO will include this information on the weekly data feed between NW and CO. NW will load the information into its Program database and will credit accumulated mileage to the Members’ accounts in accordance with the rules and conditions of the WorldPerks Program.

B.	Gulfstream shall be responsible for the validity, accuracy and completeness of the flight and membership information of Members who have flown with Gulfstream. Consequently, Gulfstream will be responsible for the training of check-in staff who handle Gulfstream flights as to how to correctly register WorldPerks Member information as per section 3A above.

C.	Gulfstream will instruct the WorldPerks Member to contact NW directly for resolution of all Program related issues (such as retro claims, etc.), provided, however, Gulfstream shall cooperate with NW to resolve all such inquiries.
Section 4. Award Use on Gulfstream
Beginning with the Effective Date, when a Member has accumulated sufficient mileage under the WorldPerks Program, the Member is entitled to an award published in the most recent WorldPerks member guide or any other WorldPerks program publication (hereinafter referred to as an “Award”). If a Member requests the issuance of an Award which includes one or more NW or CO coded, 3M operated segments, NW shall verify in accordance with the rules and conditions of the Program that the Member is indeed entitled to the requested Award and, if so, NW will issue the Award. Gulfstream shall honor Award tickets on Gulfstream flights, subject to the terms and conditions of’ Gulfstream’s participation in the WorldPerks Program as specified in this Agreement, and the rules and conditions of the WorldPerks Program to the extent that these are not in conflict with this Agreement and its Exhibits. Award travel on Gulfstream will be subject to Gulfstream’s General Conditions of Carriage.
NW and 3M will work together to create reservation procedures for the booking of WorldPerks award tickets on 3M flights. All WorldPerks awards on 3M flights will be booked into 3M’s G-class for award tickets in coach class. Gulfstream may place reasonable restrictions on the number of seats on any flight(s) on which Awards are honored on a non-discriminatory basis. WorldPerks members may book unrestricted capacity free awards on NW or CO coded 3M operated flights according to the rules of the WorldPerks program. Such awards will be booked in 3M’s Y-class.
WorldPerks Members holding an Award ticket will be treated by Gulfstream as if they. were revenue passengers. In case of Gulfstream flight irregularities or cancellations,

Gulfstream will do all possible to rebook the passenger holding an Award ticket on a Gulfstream flight or another carrier’s flight. If such passenger must be rebooked on another carrier, that passenger will be handled in accordance with Gulfstream’s standard passenger handling policies and procedures.
Section 5. Publicity, Advertising, and Promotion and Intellectual Property
A.	All activities by Gulfstream targeted at WorldPerks Members by making use of the WorldPerks Program database, are subject to NW’s prior written approval.

B.	NW and Gulfstream may publicize in various media, Program information relating to Gulfstream’s participation in the Program.

NW shall have the right to review and approve any Gulfstream promotional materials which mention the WorldPerks Program or NW. Gulfstream will provide NW with such promotional material within a reasonable period of time before dissemination. The approval by NW shall not unreasonably be withheld or delayed; such approval must be received prior to dissemination.

C.	NW will include Gulfstream in any general advertisements or promotions in which all WorldPerks Program partners are mentioned.

D.	As part of the ongoing promotion of Gulfstream as a partner within the Program, NW will include Gulfstream’s participation in WorldPerks collateral material.

E.	Gulfstream may offer extra mileage (bonus miles) to WorldPerks Members in addition to the normal mileage accumulated in accordance with the WorldPerks Program. The exact amount of miles, costs of the miles accumulated to Gulfstream, validity dates and promotional efforts, and other conditions in connection therewith will be mutually agreed upon in writing by both parties hereto prior to the start of any such promotion. The request for a bonus action should be communicated to NW at least 6 weeks prior to the start of any such promotion.

F.	NW may offer special award promotions to its Members. NW may solicit Gulfstream for participation in these promotions at NW’s discretion. In the event any such promotion includes 3M-operated flights, the exact mileage amounts, validity dates and promotional efforts in connection therewith will be mutually agreed upon by both parties hereto prior to the start of any such promotion.
Section 6. Term, Termination and Surviving Obligations
A.	Beginning with the Effective date, this Agreement shall become effective and shall continue in effect so long as the Codeshare Agreement between the parties dated February 11, 2000 remains in effect. In the event the Codeshare Agreement is terminated, this Agreement may be terminated on the same date as the Codeshare Agreement or any time thereafter by either party giving at least one-hundred twenty (120) days prior written notice of termination to the other party.

B.	In the event notice of termination is delivered in accordance with paragraph A of this Section, 1) Members cannot earn miles on Gulfstream flights on/after the effective date of termination; and 2) award tickets can not be issued for travel on Gulfstream flights on/after the effective date of termination. All Award travel on Gulfstream flights must be completed within the validity period of the Award tickets (maximum 1 year) and Gulfstream will honor all Award travel on its flights during this period.
Section 7. Management Reports
On a quarterly basis (within 30 days after the last travel month) and at no additional cost to Gulfstream, NW shall provide Gulfstream with a report, summarizing:
(a)	the number of segments flown by WorldPerks Members on Gulfstream flights and the number of actual miles per segment city pair (including the 500 mile minimum) and any applicable elite bonuses.
On a quarterly basis (within 30 days after the last lift month) and at no additional cost to Northwest, Gulfstream shall provide Northwest with a report, summarizing:
(b)	the number of award tickets used for travel by WorldPerks Members per coupon segment city pair on Gulfstream flights. Ticket numbers will also be provided.
Gulfstream and Northwest may each request other reports from the other party on an ad hoc basis regarding flight activity of Members on Gulfstream flights. The contents and costs of any such reports will be mutually agreed upon between Gulfstream and Northwest.
Section 8. Costs and Benefits
A.	Northwest and Gulfstream agree that the rights and obligations of the parties set forth in this Agreement (“Rights and Obligations”) will benefit Northwest and Gulfstream by increasing the number and yield of paying passengers and making NW’s frequent flyer program more competitive with frequent flyer programs offered by other carriers. Northwest and Gulfstream also agree that the Rights and Obligations will subject Northwest and Gulfstream to additional costs in terms of additional administration and management, displacement, dilution, and passenger-related costs for additional passengers from Program Awards. Any payment between the parties with respect to this Agreement is intended to balance the costs and benefits as between the parties.

B.	The balancing payment shall be based on costs and benefits associated with (1) actual miles flown by WorldPerks members on Gulfstream Flights and; (2) any additional agreed to program benefits related to such miles.

C.	For revenue WorldPerks members flying on Gulfstream operated flights, NW will charge Gulfstream a fee of USD $[*] per mile flown in coach class. Payment will be based on actual miles, subject to a [*] mile minimum plus any applicable elite bonuses. For WorldPerks members redeeming WorldPerks program awards on Gulfstream operated flights, Gulfstream will charge NW a cost recovery fee of USD $[*] per segment flown in coach class. Gulfstream will charge NW a cost recovery fee of USD $[*] per segment flown for Northwest Rulebuster Awards booked in Y class.
D.	The settlement of costs between the parties shall be based on the net balance of the charges set forth in Section 8.C. Such net balance shall be invoiced through the clearing house on a quarterly basis and will be paid within 30 days of receipt of such invoice.
Section 9. Tax Indemnification
Gulfstream shall pay and be responsible for all excise taxes, penalties, and interest relating to the amounts paid by, or benefits transferred by, Gulfstream to Northwest Airlines or its related entities pursuant to this Agreement. Gulfstream shall indemnify and hold harmless Northwest Airlines and its directors, officers, employees, agents and related entities from and against any and all assessments or payments of excise tax, penalties, and interest relating to the amounts paid by, or benefits transferred by, Gulfstream to Northwest Airlines or its related entities pursuant to this Agreement. This indemnification specifically includes, but is not limited to, any assessments or payments under Internal Revenue Code sections 4263 or 6672, as amended or succeeded, and related interest. Any payment which Gulfstream shall be required to make to, or with respect to Northwest Airlines; its directors, officers, employees, agents or any of its related entities pursuant to this Section, with respect to any tax, penalty, or interest which is subject to indemnification hereunder, shall be in an amount which, after reduction by the amount of all taxes required to be paid in respect of the receipt, accrual, or payment of such amount, is equal to the payment otherwise required hereunder. The rights and obligations arising under this paragraph shall survive the termination of this Agreement.
Section 10. Confidentiality and Data Ownership
Each party agrees to protect as confidential, and not to use except for the purpose of performing the terms of this Agreement, the contents of this Agreement, all information exchanged hereunder and the data furnished or obtained concerning the WorldPerks Program including, without limitation, the reports described in Section 7 hereof, as well as data concerning Members, their travel transactions and selections of Awards under the Program except for (a) information already in that party’s possession at the time of disclosure; (b) information in the public domain; (c) information developed or obtained by a party from a third-party source and not in breach of this agreement; or (d) information a party is required to disclose by applicable law or court or administrative order or in a proceeding to enforce this Agreement.
NW retains full ownership of the WorldPerks database.
Section 11. Notices
Notices to be provided under this Agreement shall be either personally delivered or sent by prepaid registered mail or fax to the parties at their respective addresses set forth below:

If to Northwest:	If to Gulfstream:

Director WorldPerks Marketing	Chief Operating Officer
Northwest Airlines	Gulfstream Airlines
5101 Northwest Drive	1815 Griffin Road, Suite 400
St. Paul, MN 55125-111	Dania, Florida 33004
Fax: 612-726-7049	Fax: 954-266-3030
A notice sent by mail shall be deemed to have been served within seven (7) business days and notice given by fax shall be deemed to have been served upon receipt by the sender of the fax transmission report confirming that the fax has been successfully transmitted, provided that the addressee does not within the following two (2) business days notify the sender that the fax was transmitted illegibly or incorrectly.
If there is any change to or modification of any address or facsimile number set forth above, the party changing such address or number shall use reasonable efforts to promptly notify the other party of such change.
Section 12. Entire Agreement
This Agreement expresses the entire understanding of the parties with respect to the subject matter hereof and may not be changed or modified except in writing duly signed by each party. This Agreement consists of this main Agreement and the Exhibits which are attached to it.
Section 13. Applicable Laws and Competent Court
A.	NW and Gulfstream agree that they will comply with all mandatory laws and regulations applicable to their obligations under this Agreement as well as the Program.

B.	With the exception of Section 9 which shall be interpreted in accordance with U.S. federal law, this Agreement shall be interpreted in accordance with the laws of Minnesota, regardless of the laws that might be applicable under principles of conflict of law. Any dispute that may arise out of or in connection with this Agreement that cannot be settled amicably shall be resolved in accordance with Section 34 of the Codeshare Agreement between the parties dated February 11, 2000.
Section 14. Survival of Obligations
Sections 9 and 10 and any payment obligations under Section 8 shall survive the termination of this Agreement.
Section 15. Assignment

Neither party will assign or otherwise transfer any of its rights or obligations under this Agreement to any third party without the prior written consent of the other party. Any assignment or transfer of this Agreement without the required consent shall be void.
Section 16. Non-waiver
No failure or delay of any party (including their employees and agents) to exercise any power under the Agreement or at law shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power under this Agreement, and no waiver by any party of any provision or part hereof shall be binding unless expressly made in writing.
Section 17. Trade Marks
Each of Northwest and Gulfstream hereby grants to the other a limited, nontransferable, non-exclusive, free license to reproduce and use, subject to the owning party’s reasonable approval, its names, tradenames, service names, trademarks and service marks (the “Marks”) for the limited purpose of performing this Agreement and promoting the services to be provided hereunder.
Any and all Marks of either party shall remain the property of the original owner and may only be used by the other party for the term of this Agreement and as provided herein. Nothing contained in this Agreement shall be construed as conferring any right to otherwise use, in advertising, publicity, promotion, marketing or other activities, the Marks or other designations of the other party hereto.
Section 18. Force Majeure
No failure or omission of either party to carry out or observe any of the provisions of the Agreement (except any accrued obligation to make payments) shall give rise to any claim against that party, or be deemed to be a breach of this Agreement by that party, if the same shall rise out of Force Majeure, which is defined herein as any cause not reasonably within the control of that party, whether or not foreseen, including (without limitation) such causes as labor disputes, strikes, governmental intervention, or the party’s response to any insistence of any governmental or supranational authority, wars, civil commotion, hijacking, fire, flood, accident, storm or any Act of God.
The party delayed or prevented by Force Majeure shall use all reasonable endeavors to remove such reasons or mitigate the effects thereof, and upon removal and remedying of such reasons said party shall promptly resume the performance of its obligations.
If the Force Majeure continues for over 3 months, either party may by written notice terminate this Agreement immediately.
     Section 19. Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assignees of each party.
Section 20. Captions
The captions included in this Agreement have been inserted as matter of convenience only and are not in any way intended to define, limit or be used in connection with the interpretation of this Agreement.
Section 21. Independent Contractors
Nothing contained in this Agreement is intended or shall be construed to create or establish any partnership or joint venture relationship between the parties hereto.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GULFSTREAM INTL AIRLINES, INC.		NORTHWEST AIRLINES, INC.

/s/ Pierre Galoppi		/s/ Rick Dow

Pierre Galoppi		Rick Dow
Its: Chief Operating Officer		Its: VP Marketing Programs / Worldwide Advertising

Date:	2-14-00	Date:	1/7/00

Northwest Airlines, Inc. & Gulfstream International Airlines
Frequent Flyer Agreement
This Amendment I dated November 2, 2001, is an amendment of the Northwest Airlines / Gulfstream International Airlines Frequent Flyer Agreement, dated February 15, 2000 (“Agreement”).
Northwest Airlines and Gulfstream International hereby agree to amend the Agreement as follows:
1.	Current Section 7 is hereby deleted and replaced by a new Section 7 as set forth in Exhibit I hereto.

2.	Current section 8 is deleted and replaced with a new Section 8 as set forth in Exhibit II hereto.
This Amendment I shall be effective as of October 1, 2001.
Except as herein amended, all other terms and conditions of the Agreement will remain in full force and effect.

Northwest Airlines, Inc.		Gulfstream International Airlines, Inc.

By:	/s/	By:	/s/

Title:	VP Marketing Programs &	Title:	Executive V.P. Finance

Advertising

(Exhibit I)
Section 7
(Management Reports)
Section 7. Management Reports
A.	Within 60 days following the end of each calendar month and at no additional cost to Gulfstream, Northwest shall provide Gulfstream with reports, summarizing:
1)	WorldPerks program benefits which have been credited to the account of WorldPerks-members in connection with revenue travel on 3M-operated flights. All NW reporting of program benefits will include: member name, member ID, posting date, departure date, flown class, segment coupon O&D, actual flown miles (including the [*] mile minimum), other program benefits accrued and payment amount due. All reporting will be based on posting date. All reporting will be delivered via email in a Microsoft Excel format.
B.	Within 60 days following the end of each calendar month and at no additional cost to Northwest, Gulfstream shall provide Northwest with reports, summarizing:
1)	Award segments as a result of WorldPerks members using their WorldPerks program awards for travel on 3M-operated flights. All 3M segment based reporting will include: ticket number, segment coupon O&D, date of travel, class of service flown, fare basis, ticket designator, actual miles flown (RPMs) and payment amount due. All reporting will be based on the coupon segment date of travel. All reporting will be delivered via email in a Microsoft Excel format.
C.	Northwest and Gulfstream may each request other reports from the other party on an ad hoc basis regarding flight activity of their respective members on Northwest or Gulfstream flights. The contents and costs of any such reports will be mutually agreed upon between Gulfstream and Northwest.

(Exhibit II)
Section 8
(Costs and Benefits)
Section 8. Costs and Benefits
A.	Northwest and Gulfstream agree that the rights and obligations of the parties set forth in this Agreement (“Rights and Obligations”) will benefit Northwest and Gulfstream by increasing the number and yield of paying passengers and making NW’s frequent flyer program more competitive with frequent flyer programs offered by other carriers. Northwest and Gulfstream also agree that the Rights and Obligations will subject Northwest and Gulfstream to additional costs in terms of additional administration and management, displacement, dilution, and passenger-related costs for additional passengers from Program Awards. Any payment between the parties with respect to this Agreement is intended to balance the costs and benefits as between the parties.

B.	Any payments shall be based on costs and benefits associated with (1) actual miles flown by WorldPerks members on Gulfstream flights, subject to a [*] mile minimum, and; (2) any additional agreed to program benefits related to such miles.

C.	For WorldPerks members flying as revenue passengers on Gulfstream operated flights, NW will charge Gulfstream a fee of USD $[*] per mile flown in coach class. Payment will be based on actual miles, subject to a [*] mile minimum. For WorldPerks members redeeming WorldPerks program awards on Gulfstream operated flights, Gulfstream will charge NW a cost recovery fee of USD $[*] per segment flown in coach class. Gulfstream will charge NW a cost recovery fee of USD $[*] per segment flown for Northwest Rulebuster Awards booked in Y class.

D.	The settlement of costs between the parties shall be based on the gross amount due as set forth in Section 8.C. Each party will invoice the other party for the gross amount due pursuant to Section 8.C., and the invoices shall be paid on a monthly basis through the next available Airline Clearing House (ACH) settlement. An 18% per annum interest charge will be assessed for the late payment of the undisputed portion of any invoice issued pursuant to this Section 8.D. In addition, failure to timely pay amounts due hereunder to the other party within 10 days following written notice from such other party and the notified party’s continued failure to make any such payment, shall be grounds for termination of this Agreement. Billing procedures are set forth below:

Each airline shall provide billing data per Section 7 above, to the other party within 60 days of the end of each calendar month, and allow 7 days for the other airline’s review. After seven days, billing may take place via the ACH.

It is further agreed that any tax amounts due shall be invoiced under a separate invoice through the ACH on a monthly basis.

AMENDMENT II
Northwest Airlines, Inc. & Gulfstream International Airlines
Frequent Flyer Agreement
This Amendment II dated April 12, 2002, is an amendment of the Northwest Airlines / Gulfstream International Airlines Frequent Flyer Agreement, dated February 15, 2000, as amended November 2, 2001 (“Agreement”).
Northwest Airlines and Gulfstream International hereby agree to amend the Agreement as follows:
1.	Current section 8 is deleted and replaced with a new Section 8 as set forth in Exhibit I hereto.
This Amendment II shall be effective as of April 12, 2002.
Except as herein amended, all other terms and conditions of the Agreement will remain in full force and effect.

Northwest Airlines, Inc.		Gulfstream International Airlines, Inc.

By:	/s/	By:	/s/

Title:	VP Marketing & LoyaltyPrograms	Title:	Executive V.P. Finance

(Exhibit I)
Section 8
(Costs and Benefits)
Section 8. Costs and Benefits
A.	Northwest and Gulfstream agree that the rights and obligations of the parties set forth in this Agreement (“Rights and Obligations”) will benefit Northwest and Gulfstream by increasing the number and yield of paying passengers and making NW’s frequent flyer program more competitive with frequent flyer programs offered by other carriers. Northwest and Gulfstream also agree that the Rights and Obligations will subject Northwest and Gulfstream to additional costs in terms of additional administration and management, displacement, dilution, and passenger-related costs for additional passengers from Program Awards. Any payment between the parties with respect to this Agreement is intended to balance the costs and benefits as between the parties.

B.	Any payments shall be based on costs and benefits associated with (1) actual miles flown by WorldPerks members on Gulfstream flights, subject to a [*] mile minimum, and; (2) any additional agreed to program benefits related to such miles.

C.	For WorldPerks members flying as revenue passengers on Gulfstream operated flights, NW will charge Gulfstream a fee of USD $[*] per mile flown in coach class. Payment will be based on actual miles, subject to a [*] mile minimum. For WorldPerks members redeeming WorldPerks program awards on Gulfstream operated flights, Gulfstream will charge NW a cost recovery fee of USD $[*] per segment flown in coach class. Gulfstream will charge NW a cost recovery fee of USD $[*] per segment flown for Northwest Rulebuster Awards booked in Y class.

D.	The settlement of costs between the parties shall be based on the gross amount due as set forth in Section 8.C. Each party will invoice the other party for the gross amount due pursuant to Section 8.C., and the invoices shall be paid on a monthly basis through the next available Airline Clearing House (ACH) settlement. An 18% per annum interest charge will be assessed for the late payment of the undisputed portion of any invoice issued pursuant to this Section 8.D. In addition, failure to timely pay amounts due hereunder to the other party within 10 days following written notice from such other party and the notified party’s continued failure to make any such payment, shall be grounds for termination of this Agreement. Billing procedures are set forth below:

Each airline shall provide billing data per Section 7 above, to the other party within 60 days of the end of each calendar month, and allow 7 days for the other airline’s review. Within said 7 days, the airline who is receiving the invoice must send their approval or comments to the billing airline via email. After approval is received, billing may take place via the ACH. Each airline will submit a single monthly settlement figure via ACH, equaling the total dollar amount due for each billing period and as indicated in the management reporting, per Section 7. 3M will invoice NW one dollar amount via ACH for the total WorldPerks awards on 3M operated flights for the applicable month. NW will invoice 3M one dollar amount via ACH for the total WorldPerks accrual on 3M operated flights for the applicable month. No detail shall be submitted via ACH, as the detail will be exchanged prior to billing, as per Section 7 of the Agreement.
It is further agreed that any tax amounts due shall be invoiced under a separate invoice through the ACH on a monthly basis.